Exhibit 99.1

Antero Resources Reports First Quarter 2018 Financial and Operating Results

Denver, Colorado, April 25, 2018—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today released its first quarter 2018 financial and operating results.  The relevant consolidated and consolidating financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which has been filed with the Securities and Exchange Commission (“SEC”).  The relevant Stand-Alone financial statements are also included in Antero’s Form 10-Q within the Parent column of the guarantor footnote (Note 16).

First Quarter 2018 Highlights:

•                  Net daily gas equivalent production averaged a record 2,376 MMcfe/d (26% liquids), an 11% increase over the prior year period

•                  Realized natural gas price averaged $3.14 per Mcf, a $0.14 per Mcf premium to the NYMEX natural gas price, before hedging

•                  Liquids production averaged 102,798 Bbl/d, a 4% increase over the prior year period, and contributed 35% of total product revenues before hedging

•                  Realized combined natural gas equivalent price of $3.56 per Mcfe before hedges, driven by a $0.42 per Mcfe uplift from liquids production

•                  Realized natural gas equivalent price of $4.04 per Mcfe after hedges

•                  Net income of $15 million, or $0.05 per diluted share, non-GAAP adjusted net income of $141 million, or $0.44 per diluted share, and non-GAAP Stand-Alone adjusted net income of $136 million

•                  Adjusted EBITDAX of $551 million and Stand-Alone adjusted EBITDAX of $488 million, a 51% and 52% increase over the prior year period, respectively

•                  Stand-Alone net debt to trailing twelve months adjusted EBITDAX declined to 2.5x

•                  100% hedged on targeted 2018 and 2019 natural gas production at $3.50 per MMBtu

Commenting on the quarter, Paul Rady, Chairman and CEO said, “We are off to a strong start in 2018 with record first quarter results that delivered strong cash flow growth during the quarter. This included a net marketing gain, and reduced leverage from year-end levels.  We continued to achieve strong operational execution with fewer drilling days per well and higher completion stages per day during the quarter than forecast. Furthermore, the ongoing liquids focus in the Marcellus and strong production performance in the Utica Shale during the quarter boosted results.  We continue to execute on the plan we laid out at the beginning of the year targeting strong cash flow generation and debt reduction over the next several years.”

Financial and operational results are reported and discussed on a consolidated basis, unless otherwise noted.  Please read “Non-GAAP Financial Measures” for:

•                  A description of consolidated and Stand-Alone non-GAAP measures, including adjusted EBITDAX and adjusted net income and reconciliations to their nearest comparable GAAP measures

•                  A reconciliation of revenue excluding unrealized hedge gains (losses) and unrealized marketing derivative gains (losses) to operating revenue, the most comparable GAAP measure

•                  A reconciliation of net debt to total debt, the most comparable GAAP measure

•                  A reconciliation of Antero Midstream’s adjusted EBITDA and Distributable Cash Flow to their nearest comparable GAAP measure

Please read “First Quarter 2018 Financial Results” for a reconciliation of consolidated and Stand-Alone adjusted EBITDAX margin to realized price before cash receipts for settled hedges, the most comparable GAAP measure.

First Quarter 2018 Financial Results

As of March 31, 2018, Antero owned a 53% limited partner interest in Antero Midstream Partners LP (“Antero Midstream”).  Antero Midstream’s results are consolidated within Antero’s results.

Antero reported first quarter net income of $15 million, or $0.05 per diluted share, compared to net income of $268 million, or $0.85 per diluted share, in the prior year period.  Excluding items detailed in “Non-GAAP Financial Measures,” first quarter adjusted net income was $141 million, or $0.44 per diluted share, compared to $56 million, or $0.18 per diluted share, in the prior year period.  First quarter Stand-Alone adjusted net income was $136 million compared to $52 million in the prior year period.  Adjusted EBITDAX was $551 million, compared to $365 million in the prior year period, and Stand-Alone adjusted EBITDAX was $488 million, compared to $321 million in the prior year period. First quarter 2018 results include settled marketing derivatives of $110 million, resulting in an overall gain of $94 million, net of unrealized losses.

The following table details the components of average net production and average realized prices for the three months ended March 31, 2018:

	Three Months Ended March 31, 2018
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Combined Natural Gas Equivalent (MMcfe/d)
Average Net Production	1,759	5,887	63,252	33,659	2,376

Average Realized Prices	Natural Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGLs ($/Bbl)	Ethane ($/Bbl)	Combined Natural Gas Equivalent ($/Mcfe)
Average realized prices before settled derivatives	$3.14	$57.14	$36.38	$8.94	$3.56
Settled commodity derivatives	0.71	(6.02)	(1.21)	—	0.48
Average realized prices after settled derivatives	$3.85	$51.12	$35.17	$8.94	$4.04

NYMEX average price	$3.00	$62.88			$3.00
Premium / (Differential) to NYMEX	$0.85	$(11.76)			$1.04

Net daily natural gas equivalent production in the first quarter averaged 2,376 MMcfe/d, including 102,798 Bbl/d of liquids (26% liquids), representing an organic growth rate of 11% versus the prior year period and a 1% increase sequentially.  Natural gas production averaged 1,759 MMcf/d (average BTU of 1094), C3+ NGLs production averaged 63,252 Bbl/d, oil production averaged 5,887 Bbl/d, and recovered ethane production averaged 33,659 Bbl/d.  Total liquids production grew 4% versus the prior year period and declined 4% sequentially.  The sequential decline in liquids production from the fourth quarter of 2017 was a result of the impact of winter weather and downtime associated with processing plants.  Liquids revenue represented approximately 35% of total product revenue before hedges, an increase from 32% of total product revenue in the prior year period.

Antero’s average realized natural gas price before hedging was $3.14 per Mcf, a $0.14 per Mcf premium to the average NYMEX price during the period.   Including hedges, Antero’s average realized natural gas price was $3.85 per Mcf, an $0.85 premium to the NYMEX average price, reflecting the realization of a cash settled natural gas hedge gain of $111 million or $0.71 per Mcf.  Based on current strip prices, Antero’s full year realized natural gas prices are trending toward the high end of its guidance range of a $0.00 to $0.05 per Mcf premium to NYMEX before hedges.

Antero’s average realized C3+ NGL price before hedging was $36.38 per barrel, or 58% of the average NYMEX WTI oil price, representing a 23% increase versus the prior year period.  Including hedges, Antero’s average realized C3+ NGL price was $35.17 per barrel, a 46% increase versus the prior year period, reflecting the realization of a cash settled C3+ hedge loss of $7 million or $1.21 per barrel.  Based on current strip prices, Antero is trending toward the low end of its 62.5% to 67.5% guidance range for C3+ NGL realized prices as a percentage of WTI, as oil prices have risen but C3+ NGL strip prices have remained consistent relative to year-end 2017 levels.

Antero’s average realized oil price before hedging was $57.14 per barrel, a $5.74 negative differential to average NYMEX WTI and a 36% increase versus the prior year period.  Including hedges, the average realized oil price was $51.12 per barrel, an $11.76 differential to average NYMEX WTI.  The average realized ethane price was $0.21 per gallon, or $8.94 per barrel.

Antero’s average natural gas equivalent price including recovered C2+ NGLs and oil, but excluding hedge settlements, was $3.56 per Mcfe, in line with the prior year period.  Including hedges, the Company’s average natural gas equivalent price was $4.04 per Mcfe, a 6% increase from the prior year period, primarily driven by higher realized natural gas hedge gains and lower C3+ hedge losses compared to the prior year period.  Net cash settled hedge gains on all products were $101 million, or $0.48 per Mcfe.

Operating revenues in the first quarter were $1.028 billion compared to $1.196 billion in the prior year period.  Revenue included a $79 million non-cash loss on unsettled hedges and a $16 million non-cash loss on unsettled marketing derivatives, while the prior year included a $394 million non-cash gain on unsettled hedges.  Revenue excluding unrealized derivative losses was $1.123 billion, a 40% increase versus the prior year period.  Liquids production contributed 35% of total product revenues before hedges, compared to a 32% contribution in the prior year period.  Please see “Non-GAAP Financial Measures” for a description of revenue excluding the unrealized hedge gain and unrealized marketing derivative loss.

The following table presents a reconciliation of realized price before cash receipts for settled hedges to Stand-Alone and consolidated adjusted EBITDAX margin for the three months ended March 31, 2017 and 2018:

	Stand-Alone		Consolidated
	Three months ended March 31,		Three months ended March 31,
	2017	2018	2017	2018
Adjusted EBITDAX margin ($ per Mcfe):
Realized price before cash receipts for settled derivatives	$3.57	3.56	$3.57	3.56
Gathering, compression, and water handling and treatment revenues	N/A	N/A	—	0.03
Distributions from unconsolidated affiliates	N/A	N/A	—	0.03
Distributions from Antero Midstream	0.14	0.19	N/A	N/A
Gathering, compression, processing and transportation costs	(1.80)	(1.80)	(1.38)	(1.37)
Lease operating expense	(0.08)	(0.15)	(0.08)	(0.12)
Marketing, net (1)	(0.12)	0.27	(0.12)	0.27
Production and ad valorem taxes	(0.12)	(0.12)	(0.13)	(0.12)
General and administrative (excluding equity-based compensation)	(0.16)	(0.15)	(0.20)	(0.18)
Adjusted EBITDAX margin before settled hedges	1.43	1.80	1.66	2.10
Cash receipts for settled hedges	0.23	0.48	0.23	0.48
Adjusted EBITDAX margin ($ per Mcfe):	$1.66	2.28	$1.89	2.58

(1)         Includes cash receipts for settled marketing derivative gains.

Stand-Alone per unit cash production expense (lease operating, gathering, compression, processing, transportation, and production and ad valorem taxes) was $2.07 per Mcfe, a 4% increase compared to $2.00 per Mcfe in the prior year period.  The per unit cash production expense for the quarter included $0.15 per Mcfe for lease operating costs, $1.80 per Mcfe for gathering, compression, processing and transportation costs and $0.12 per Mcfe for production and ad valorem taxes.  The increase in lease operating expenses to $0.15 per Mcfe in the first quarter is due to an increase in produced water on new well pads, which is attributable to an increase in the amount of water used in our advanced well completions throughout the year.

Stand-Alone per unit net marketing gains were $0.27 per Mcfe compared to a net marketing expense of $0.12 per Mcfe reported in the prior year period.  As a result of severe cold weather in January that drove wide basis premiums at the index for certain contracts, the Company was able to sell previously purchased gas at a large premium resulting in a realized gain on settled marketing derivatives of $110 million during the three months ended March 31, 2018.  For the period of April through October, 2018, Antero expects to realize a loss on settled marketing derivatives of $37 million related to these contracts.  See note 11 to the condensed consolidated financial statements in Antero’s Form 10-Q for more information on these contracts.

Stand-Alone per unit general and administrative expense, excluding non-cash equity-based compensation expense, was $0.15 per Mcfe, a 6% decrease from the prior year period.

Stand-Alone Adjusted EBITDAX was $488 million for the first quarter of 2018, compared to $321 million in the prior year period.  Stand-Alone adjusted EBITDAX margin was $1.80 per Mcfe before settled hedges, a 26% increase from the prior year period.  Stand-Alone adjusted EBITDAX margin including hedges was $2.28 per Mcfe, a 37% increase from the prior year period.  Adjusted EBITDAX was $551 million, compared to $365 million in the prior year period.  Adjusted EBITDAX margin was $2.10 per Mcfe before settled hedges and $2.58 per Mcfe including settled hedges, compared to $1.66 per Mcfe and $1.89 per Mcfe, respectively, in the prior year period.

Stand-Alone net cash provided by operating activities was $498 million for the period.  Stand-Alone Adjusted Operating Cash Flow was $433 million, a 66% increase over the prior year period.  Net cash provided by operating activities was $542 million for the period.  Adjusted Operating Cash Flow was $485 million during the first quarter, a 64% increase compared to the prior year period.  Stand-Alone Adjusted Operating Cash Flow and Adjusted Operating Cash Flow increased versus the prior year period primarily due to higher production, liquids pricing after hedges, and net marketing gains realized during the quarter.

President and CFO Glen Warren commented, “Due to our comprehensive focus on capital efficiency and deleveraging including our hedge and asset monetization program last fall, our Stand-Alone financial leverage declined to 2.5x at quarter end.  We are focused on executing our 2018 operational and financial plan, and are on track to deliver attractive debt-adjusted production per share growth, while living within cash flow and further reducing leverage.”

Operating Update

First Quarter 2018

Marcellus Shale — Antero completed and placed on line 16 horizontal Marcellus wells during the first quarter of 2018 with an average lateral length of 9,100’ and a 30-day rate of 19.8 MMcfe/d (with 25% ethane recovery) on choke.  Current average well costs are $0.85 million per 1,000’ of lateral in the Marcellus assuming the 2018 average lateral length of 10,000’ and 2,000 pounds of proppant per foot completion.  Antero plans to operate five drilling rigs and four completion crews in the Marcellus Shale play during 2018.

Notable drilling and completion efficiency gains were achieved during the quarter, despite severe winter weather disruptions at times.  During the period, Antero drilled an average of over 4,700 feet per day when drilling in the lateral section of the well, which represents a 4% increase compared to full year 2017.  In addition, in one well Antero drilled 8,206 lateral feet in a 24 hour period, the Company record lateral footage for a 24-hour period.  Average drilling days from spud to final rig release were 11.5 days in the first quarter of 2018, a 6% reduction from the full year 2017.  The Company completed 4.3 stages per day on average during the first quarter, improving to 5.1 in the month of March as weather factors abated, levels which exceeded the 4.1 stages per day average from the fourth quarter of 2017 and the 4.5 stages per day budgeted for 2018.  Antero also completed its longest Marcellus lateral to date at nearly 14,400’ during the period.

The Company is preparing to commence production on its two largest Marcellus pads to date. One 12-well pad has a planned combined total of 120,000 lateral feet and the other 12-well pad has 106,000 lateral feet.  Antero expects to place these 24 wells to sales within the month, with expected production at a combined 90-day gross rate of 350 to 400 MMcfe per day, on choke, including over 20,000 barrels per day of liquids.

Ohio Utica Shale — Antero placed five horizontal Ohio Utica wells to sales during the first quarter of 2018 with an average lateral length of approximately 11,000 feet.  During the period, Antero drilled four wells with an average lateral length of 9,200 feet in 15.5 total days from spud to final rig release, which represents a 7% decrease in drilling days compared to 2016 where wells were drilled at a similar lateral length.

Current average well costs are $0.91 million per 1,000 feet of lateral in the Ohio Utica assuming the 2018 average lateral length of 12,000’ and a 2,000 pound proppant per foot completion.  Antero plans to operate one drilling rig and one completion crew in the Ohio Utica Shale during 2018.

During the quarter, Antero commenced completion operations on five wells in Ohio, including four wells each at 17,400’ in lateral length.  These wells represent Antero’s longest wells drilled and completed to date, and are expected to be placed to sales next month.

In addition, average stages per day were 5.1 during the quarter, significantly above the 3.7 stages per day achieved during the fourth quarter of 2017.

Antero turned 10 wells to sales in December 2017 with an average lateral length of 10,200’ each that represented its first wells completed in the Ohio Utica dry gas regime.  These wells have produced over 24 Bcf of dry gas to date (20 MMcf/d average per well) and have not yet begun to decline after approximately 130 days on line.

Antero Midstream Financial Results

Antero Midstream results were released today and are available at www.anteromidstream.com.  A summary of the results are provided below:

	Three Months Ended March 31,		%
Average Daily Volumes:	2017	2018	Change
Low Pressure Gathering (MMcf/d)	1,659	1,835	11%
Compression (MMcf/d)	1,028	1,413	37%
High Pressure Gathering (MMcf/d)	1,581	1,765	12%
Fresh Water Delivery (MBbl/d)	148	221	49%
Gross Joint Venture Processing (MMcf/d)	52	519	905%
Gross Joint Venture Fractionation (Bbl/d)	722	6,189	754%

Net income for the first quarter of 2018 was $108 million, a 44% increase compared to the prior year quarter. The increase in net income was driven by growth in throughput and fresh water delivery volumes.  Net income per limited partner unit was $0.43 per unit, a 23% increase compared to the prior year quarter.  Adjusted EBITDA was $161 million, a 35% increase compared to the prior year quarter. The increase in Adjusted EBITDA was primarily driven by increased throughput and fresh water volumes.  Distributable Cash Flow was $130 million, a 43% increase over the prior year quarter, resulting in a DCF coverage ratio of 1.3x.  For a description of Distributable Cash Flow and reconciliation to its nearest GAAP measure, please read “Non-GAAP Financial Measures.”

Antero Midstream declared a distribution of $0.365 per limited partner unit attributable to the fourth quarter of 2017, resulting in $36 million of distributions received by Antero Resources from Antero Midstream during the first quarter of 2018. On April 18, 2018, Antero Midstream declared a distribution of $0.39 per limited partner unit attributable to the first quarter of 2018.

First Quarter 2018 Capital Investment

Antero had $360 million of drilling and completion capital expenditures for the three months ended March 31, 2018.  For 2018, the Company’s drilling and completion capital budget is $1.3 billion.  In addition, the Company invested $50 million for land, $94 million for gathering and compression systems and $40 million for water infrastructure projects, including $25 million for the Antero Clearwater Treatment Facility. Antero’s Stand-Alone drilling and completion capital expenditures for the three months ended March 31, 2018, were $421 million.

Balance Sheet and Liquidity

As of March 31, 2018, Antero’s Stand-Alone net debt was $3.6 billion, of which $155 million were borrowings outstanding under the Company’s revolving credit facility.  Total lender commitments under this facility are $2.5 billion and the borrowing base is $4.5 billion.  After deducting $692 million in letters of credit outstanding to support pipeline commitments, the Company had $1.7 billion in available Stand-Alone liquidity.  As of March 31, 2018, Antero’s Stand-Alone net debt to trailing twelve months adjusted EBITDAX ratio was 2.5x, compared to 2.9x at December 31, 2017.

Commodity Hedge Positions

Antero’s estimated natural gas production for the last nine months of 2018 at the midpoint of guidance is fully hedged at an average index price of $3.47 per MMBtu.  The Company’s target natural gas production for 2019 is also fully hedged at an average index price of $3.50 per MMBtu. In total, Antero has hedged 2.6 Tcfe of future natural gas equivalent production using fixed price swaps covering the period from April 1, 2018, through December 31, 2023, at an average index price of $3.38 per MMBtu.  As of March 31, 2018, the Company’s estimated fair value of commodity derivative instruments was $1.2 billion. The following table summarizes Antero’s hedge position as of March 31, 2018:

Period	Natural Gas MMBtu/d	Average Index price ($/MMBtu)	Liquids Bbl/d	Average Index price
2Q 2018:
NYMEX Henry Hub	2,002,500	$3.42	—	—
Propane MB ($/Gal)	—	—	26,000	$0.76
NYMEX WTI ($/Bbl)	—	—	6,000	$56.99

3Q 2018:
NYMEX Henry Hub	2,002,500	$3.45	—	—
Propane MB ($/Gal)	—	—	26,000	$0.76
NYMEX WTI ($/Bbl)	—	—	6,000	$56.99

4Q 2018:
NYMEX Henry Hub	2,002,500	$3.53	—	—
Propane MB ($/Gal)	—	—	26,000	$0.77
NYMEX WTI ($/Bbl)	—	—	6,000	$56.99
2018 Total	2,002,500	$3.50	32,000	N/A	(1)
2019:
NYMEX Henry Hub	2,330,000	$3.50	—	—
2020:
NYMEX Henry Hub	1,417,500	$3.25	—	—
2021:
NYMEX Henry Hub	710,000	$3.00	—	—
2022:
NYMEX Henry Hub	850,000	$3.00	—	—
2023:
NYMEX Henry Hub	90,000	$2.91	—	—

(1)         Average index price is not applicable as 2018 liquids hedges include propane and oil hedges.

Conference Call

A conference call is scheduled on Thursday, April 26, 2018 at 9:00 am MT to discuss the quarterly results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Resources”. A telephone replay of the call will be available until Thursday, May 3, 2018 at 9:00 am MT at 844-512-2921 (U.S.) or 412-317-6671 (International) using the passcode 10117424.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Thursday, May 3, 2018 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company’s website before the April 26, 2018 conference call.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Revenue Excluding Unrealized Derivative Losses

Revenue excluding unrealized hedge gains as set forth in this release represents total operating revenue adjusted for non-cash gains on unsettled hedges and marketing derivatives.  Antero believes that revenue excluding unrealized hedge gains and marketing derivative gains is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Revenue excluding unrealized hedge gains and marketing derivative gains is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total operating revenue as an indicator of financial performance.  The following table reconciles total operating revenue to revenue excluding unrealized hedge gains and marketing derivative gains:

	Three months ended
	March 31,
	2017	2018

Total operating revenue	$1,195,579	$1,028,101
Commodity derivative (gains)	(438,775)	(22,437)
Marketing derivative (gains)	—	(94,234)
Cash receipts for settled commodity derivatives	44,849	101,341
Cash receipts for settled marketing derivatives	—	110,042
Revenue excluding unrealized derivative losses	$801,653	$1,122,813

Adjusted Net Income & Stand-Alone Adjusted Net Income

Adjusted net income as set forth in this release represents net income, adjusted for certain items.  Stand-Alone adjusted net income as presented in this release represents net income that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements, adjusted for certain items.  Antero believes that adjusted net income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income and Stand-Alone adjusted net income are not measures of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance.

The following table reconciles net income (loss) to adjusted net income (in thousands) and Stand-Alone net income (loss) to Stand-Alone adjusted net income (in thousands):

	Stand-Alone		Consolidated
	Three months ended		Three months ended
	March 31,		March 31,
	2017	2018	2017	2018

Net income	$268,396	$14,833	$268,396	$14,833
Commodity derivative (gains)	(438,775)	(22,437)	(438,775)	(22,437)
Gains on settled commodity derivatives	44,849	101,341	44,849	101,341
Marketing derivative (gains)	—	(94,234)	—	(94,234)
Gains on settled marketing derivatives	—	110,042	—	110,042
Impairment of unproved properties	26,899	50,536	26,899	50,536
Equity-based compensation	19,217	14,945	25,503	21,156
Income tax effect of reconciling items	131,604	(38,751)	129,225	(40,254)
Adjusted net income	$52,190	$136,275	$56,097	$140,983

Adjusted Operating Cash Flow and Stand-Alone Adjusted Operating Cash Flow

Adjusted Operating Cash Flow as presented in this release represents net cash provided by operating activities before changes in working capital items.  Stand-Alone Adjusted Operating Cash Flow as presented in this release represents net cash provided by operating activities that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements before changes in working capital items.  Adjusted Operating Cash Flow is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Adjusted Operating Cash Flow is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.

Management believes that Adjusted Operating Cash Flow and Stand-Alone Adjusted Operating Cash Flow are useful indicators of the company’s ability to internally fund its activities and to service or incur additional debt on a consolidated and Stand-Alone basis. Management believes that changes in current assets and liabilities, which are excluded from the calculation of these measures, relate to the timing of cash receipts and disbursements and therefore may not relate to the period in which the operating activities occurred and generally do not have a material impact on the ability of the company to fund its operations.

There are significant limitations to using Adjusted Operating Cash Flow and Stand-Alone Adjusted Operating Cash Flow as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the company’s net income on a consolidated and Stand-Alone basis, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted Operating Cash Flow and Stand-Alone Adjusted Operating Cash Flow reported by different companies.  Adjusted Operating Cash Flow and Stand-Alone Adjusted Operating Cash Flow do not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted Operating Cash Flow is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to Adjusted Operating Cash Flow as used in this release (in thousands):

	Stand-Alone		Consolidated
	Three months ended		Three months ended
	March 31,		March 31,
	2017	2018	2017	2018

Net cash provided by operating activities	$369,693	498,258	$393,939	541,549
Net change in working capital	(109,217)	(65,023)	(97,337)	(56,089)
Adjusted Operating Cash Flow	$260,476	433,235	$296,602	485,460

Total Debt and Net Debt

The following table reconciles consolidated total debt to net debt as used in this release (in thousands):

	December 31,	March 31,
	2017	2018

AR Bank credit facility	$185,000	155,000
AM Bank credit facility	555,000	660,000
5.375% AR senior notes due 2021	1,000,000	1,000,000
5.125% AR senior notes due 2022	1,100,000	1,100,000
5.625% AR senior notes due 2023	750,000	750,000
5.375% AM senior notes due 2024	650,000	650,000
5.000% AR senior notes due 2025	600,000	600,000
Net unamortized premium	1,520	1,452
Net unamortized debt issuance costs	(41,430)	(39,746)
Consolidated total debt	$4,800,090	4,876,706
Less: AR cash and cash equivalents	20,078	14,439
Less: AM cash and cash equivalents	8,363	8,714
Consolidated net debt	$4,771,649	4,853,553

Stand-alone net debt	$3,584,012	3,560,987

Adjusted EBITDAX and Stand-Alone Adjusted EBITDAX

Adjusted EBITDAX as defined by the Company represents net income or loss, including noncontrolling interests, before interest expense, interest income, derivative fair value gains or losses, but including net cash receipts or payments on derivative instruments included in derivative fair value gains or losses, taxes, impairments, depletion, depreciation, amortization, and accretion, exploration expense, equity-based compensation, gain or loss on early extinguishment of debt, and gain or loss on sale of assets. Adjusted EBITDAX also includes distributions from unconsolidated affiliates and excludes equity in earnings or losses of unconsolidated affiliates.

Stand-Alone adjusted EBITDAX as defined by the Company represents income or loss as reported in the Parent column of Antero’s guarantor footnote to its financial statements before interest expense, interest income, gains or losses from commodity derivatives and marketing derivatives, but including net cash receipts or payments on derivative instruments included in derivative gains or losses, income taxes, impairments, depletion, depreciation, amortization, and accretion, exploration expense, equity-based compensation, gain or loss on early extinguishment of debt, gain or loss on sale of assets, equity in earnings or loss of Antero Midstream and gain or loss on changes in the fair value of contingent acquisition consideration. Stand-Alone adjusted EBITDAX also includes distributions received from limited partner interests in Antero Midstream common units.

The GAAP financial measure nearest to Adjusted EBITDAX is net income or loss including noncontrolling interest that will be reported in Antero’s condensed consolidated financial statements.  The GAAP financial measure nearest to Stand-Alone Adjusted EBITDAX is Stand-Alone net income or loss that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements. While there are limitations associated with the use of Adjusted EBITDAX and Stand-Alone Adjusted EBITDAX described below, management believes that these measures are useful to an investor in evaluating the company’s financial performance because these measures:

•                  are widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations (both on a consolidated and Stand-Alone basis) from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by management for various purposes, including as a measure of Antero’s operating performance (both on a consolidated and Stand-Alone basis), in presentations to the company’s board of directors, and as a basis for strategic planning and forecasting. Adjusted EBITDAX is also used by the board of directors as a performance measure in determining executive compensation. Adjusted EBITDAX, as defined by our credit facility, is used by our lenders pursuant to covenants under our revolving credit facility and the indentures governing the company’s senior notes.

There are significant limitations to using Adjusted EBITDAX and Stand-Alone Adjusted EBITDAX as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the company’s net income on a consolidated and Stand-Alone basis, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies.  In addition, Adjusted EBITDAX and Stand-Alone Adjusted EBITDAX provide no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.

	Stand-Alone		Consolidated
	Three months ended March 31,		Three months ended March 31,
(in thousands)	2017	2018	2017	2018
Net income including noncontrolling interest	$268,396	14,833	$305,558	80,810
Commodity derivative gains	(438,775)	(22,437)	(438,775)	(22,437)
Gains on settled commodity derivatives	44,849	101,341	44,849	101,341
Marketing derivative gains	—	(94,234)	—	(94,234)
Gains on settled marketing derivatives	—	110,042	—	110,042
Interest expense	58,003	53,498	66,670	64,426
Income tax expense	131,346	9,120	131,346	9,120
Depletion, depreciation, amortization, and accretion	175,830	196,468	203,366	228,934
Impairment of unproved properties	26,899	50,536	26,899	50,536
Exploration expense	2,107	1,885	2,107	1,885
Gain on change in fair value of contingent acquisition consideration	(3,526)	(3,874)	—	—
Equity-based compensation expense	19,217	14,945	25,503	21,156
Equity in earnings of unconsolidated affiliates	—	—	(2,231)	(7,862)
Distributions from unconsolidated affiliates	—	—	—	7,085
Equity in (earnings) loss of Antero Midstream	6,300	20,128	—	—
Distributions from Antero Midstream	30,484	36,088	—	—
Adjusted EBITDAX	321,130	488,339	365,292	550,802
Interest expense	(58,003)	(53,498)	(66,670)	(64,426)
Exploration expense	(2,107)	(1,885)	(2,107)	(1,885)
Changes in current assets and liabilities	109,217	65,023	97,337	56,089
Other non-cash items	(544)	279	87	969
Net cash provided by operating activities	$369,693	498,258	$393,939	541,549

The following table reconciles Antero’s Stand-Alone net income to adjusted EBITDAX for the twelve months ending March 31, 2018, as used in this release (in thousands):

Stand-Alone
Twelve months ended March 31,
(in thousands)	2018
Net income including noncontrolling interest	$361,507
Commodity derivative gains	(241,945)
Gains on settled commodity derivatives	270,432
Marketing derivative gains	(72,840)
Gains on settled marketing derivatives	110,042
Interest expense	227,826
Loss on early extinguishment of debt	1,205
Income tax expense	(417,277)
Depletion, depreciation, amortization, and accretion	728,296
Impairment of unproved properties	183,235
Exploration expense	8,316
Gain on change in fair value of contingent acquisition consideration	(13,824)
Equity-based compensation expense	71,890
Equity in (earnings) loss of Antero Midstream	57,538
Distributions from Antero Midstream	137,202
Adjusted EBITDAX	$1,411,603

Antero Midstream Adjusted EBITDA & Distributable Cash Flow

Antero Midstream views Adjusted EBITDA as an important indicator of its performance.  Antero Midstream defines Adjusted EBITDA as Net Income before interest expense, depreciation expense, impairment expense, accretion of contingent acquisition consideration, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of Antero Midstream’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Distributable Cash Flow as Adjusted EBITDA less interest paid, income tax withholding payments and cash reserved for payments of income tax withholding upon vesting of equity-based compensation awards, cash reserved for bond interest and ongoing maintenance capital expenditures paid.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures.  The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income.  The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income.  Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA.  You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP.  Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

	Three months ended
	March 31,
	2017	2018
Net income	$75,091	$108,105
Interest expense	8,836	11,297
Depreciation expense	27,536	32,432
Accretion of contingent acquisition consideration	3,526	3,874
Accretion of asset retirement obligations	—	34
Equity-based compensation	6,286	6,211
Equity in earnings of unconsolidated affiliates	(2,231)	(7,862)
Distributions from unconsolidated affiliates	—	7,085
Adjusted EBITDA	$119,044	$161,176
Interest paid	(19,668)	(22,348)
Decrease (increase) in cash reserved for bond interest (1)	8,929	8,734
Income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards (2)	(1,500)	(1,500)
Maintenance capital expenditures (3)	(15,903)	(16,488)
Distributable Cash Flow	$90,902	$129,574

Distributions Declared to Antero Midstream Holders
Limited Partners	55,753	72,923
Incentive distribution rights	11,553	28,453
Total Aggregate Distributions	$67,306	$101,376

DCF coverage ratio	1.35x	1.28x

(1)         Cash reserved for bond interest expense on Antero Midstream’s 5.375% senior notes outstanding during the period that is paid on a semi-annual basis on March 15th and September 15th of each year.

(2)         Estimate of current period portion of expected cash payment for income tax withholding attributable to vesting of Midstream LTIP equity-based compensation awards to be paid in the fourth quarter.

(3)         Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero expects, believes or anticipates will or may occur in the future, such as those regarding future commodity prices, future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, estimated realized natural gas, natural gas liquids and oil prices, acreage quality, access to multiple gas markets, expected drilling and development plans (including the number, type, lateral length and location of wells to be drilled, the number and type of drilling rigs and the number of wells per pad), projected well costs, future financial position, future technical improvements and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Antero’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2017.

In this press release, Antero uses terms such as “resource potential” to describe potentially recoverable hydrocarbon quantities that are not permitted to be used in filings with the SEC.  Antero includes these estimates to demonstrate what management believes to be the potential for future drilling and production on our properties.  These estimates are by their nature much more speculative than estimates of proved reserves and would require substantial additional capital spending over significant number of years to implement recovery.  Actual quantities that may be ultimately recovered from Antero’s interests may differ substantially from the estimates in this press release.  Factors affecting ultimate recovery include the scope of Antero’s ongoing drilling program, which will be directly affected by commodity prices, the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors, and actual drilling results, including geological and mechanical factors affecting recovery rates.

For more information, contact Michael Kennedy — SVP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2017 and March 31, 2018

(Unaudited)

(In thousands, except per share amounts)

	December 31, 2017	March 31, 2018
Assets
Current assets:
Cash and cash equivalents	$28,441	23,153
Accounts receivable, net of allowance for doubtful accounts of $1,320 at December 31, 2017 and $1,195 at March 31, 2018, respectively	34,896	26,692
Accrued revenue	300,122	279,923
Derivative instruments	460,685	459,892
Other current assets	8,943	10,374
Total current assets	833,087	800,034
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	2,266,673	2,265,727
Proved properties	11,096,462	11,471,428
Water handling and treatment systems	946,670	974,389
Gathering systems and facilities	2,050,490	2,132,803
Other property and equipment	57,429	59,499
	16,417,724	16,903,846
Less accumulated depletion, depreciation, and amortization	(3,182,171)	(3,410,098)
Property and equipment, net	13,235,553	13,493,748
Derivative instruments	841,257	760,562
Investments in unconsolidated affiliates	303,302	321,468
Other assets	48,291	47,037
Total assets	$15,261,490	15,422,849

Liabilities and Equity
Current liabilities:
Accounts payable	$62,982	73,221
Accrued liabilities	443,225	422,617
Revenue distributions payable	209,617	237,907
Derivative instruments	28,476	41,907
Other current liabilities	17,796	14,201
Total current liabilities	762,096	789,853
Long-term liabilities:
Long-term debt	4,800,090	4,876,706
Deferred income tax liability	779,645	788,765
Derivative instruments	207	—
Other liabilities	43,316	46,427
Total liabilities	6,385,354	6,501,751
Commitments and contingencies (notes 12 and 13)
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 316,379 shares and 316,524 shares issued and outstanding at December 31, 2017 and March 31, 2018, respectively	3,164	3,165
Additional paid-in capital	6,570,952	6,588,082
Accumulated earnings	1,575,065	1,589,898
Total stockholders’ equity	8,149,181	8,181,145
Noncontrolling interests in consolidated subsidiary	726,955	739,953
Total equity	8,876,136	8,921,098
Total liabilities and equity	$15,261,490	15,422,849

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income

Three Months Ended March 31, 2017 and 2018

(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2018
Revenue and other:
Natural gas sales	$466,664	497,663
Natural gas liquids sales	194,652	234,170
Oil sales	26,960	30,273
Commodity derivative gains	438,775	22,437
Gathering, compression, water handling and treatment	2,604	4,935
Marketing	65,924	144,389
Marketing derivative gains	—	94,234
Total revenue and other	1,195,579	1,028,101
Operating expenses:
Lease operating	15,551	26,722
Gathering, compression, processing, and transportation	266,829	291,938
Production and ad valorem taxes	24,793	25,823
Marketing	89,993	195,739
Exploration	2,107	1,885
Impairment of unproved properties	26,899	50,536
Depletion, depreciation, and amortization	202,729	228,244
Accretion of asset retirement obligations	637	690
General and administrative (including equity-based compensation expense of $25,503 and $21,156 in 2017 and 2018, respectively)	64,698	60,030
Total operating expenses	694,236	881,607
Operating income	501,343	146,494
Other income (expenses):
Equity in earnings of unconsolidated affiliates	2,231	7,862
Interest	(66,670)	(64,426)
Total other expenses	(64,439)	(56,564)
Income before income taxes	436,904	89,930
Provision for income tax expense	(131,346)	(9,120)
Net income and comprehensive income including noncontrolling interests	305,558	80,810
Net income and comprehensive income attributable to noncontrolling interests	37,162	65,977
Net income and comprehensive income attributable to Antero Resources Corporation	$268,396	14,833

Earnings per common share—basic	$0.85	0.05

Earnings per common share—assuming dilution	$0.85	0.05

Weighted average number of shares outstanding:
Basic	314,954	316,471
Diluted	315,769	316,911

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2017 and 2018

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2017	2018
Cash flows provided by (used in) operating activities:
Net income including noncontrolling interests	$305,558	80,810
Adjustment to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	203,366	228,934
Impairment of unproved properties	26,899	50,536
Commodity derivative gains	(438,775)	(22,437)
Gains on settled commodity derivatives	44,849	101,341
Marketing derivative gains	—	(94,234)
Gains on settled marketing derivatives	—	110,042
Deferred income tax expense	131,346	9,120
Equity-based compensation expense	25,503	21,156
Equity in earnings of unconsolidated affiliates	(2,231)	(7,862)
Distributions of earnings from unconsolidated affiliates	—	7,085
Other	87	969
Changes in current assets and liabilities:
Accounts receivable	(7,192)	8,204
Accrued revenue	41,901	20,199
Other current assets	(3,366)	(1,431)
Accounts payable	12,545	(8,042)
Accrued liabilities	19,339	10,359
Revenue distributions payable	34,786	28,290
Other current liabilities	(676)	(1,490)
Net cash provided by operating activities	393,939	541,549
Cash flows used in investing activities:
Additions to proved properties	(49,664)	—
Additions to unproved properties	(55,542)	(49,569)
Drilling and completion costs	(306,925)	(359,868)
Additions to water handling and treatment systems	(36,954)	(40,285)
Additions to gathering systems and facilities	(66,559)	(93,670)
Additions to other property and equipment	(590)	(2,571)
Investments in unconsolidated affiliates	(159,889)	(17,389)
Change in other assets	(12,350)	(217)
Net cash used in investing activities	(688,473)	(563,569)
Cash flows provided by (used in) financing activities:
Issuance of common units by Antero Midstream Partners LP	223,119	—
Borrowings on bank credit facilities, net	70,000	75,000
Distributions to noncontrolling interests in consolidated subsidiary	(27,149)	(55,915)
Employee tax withholding for settlement of equity compensation awards	(1,657)	(1,084)
Other	(1,389)	(1,269)
Net cash provided by financing activities	262,924	16,732
Net decrease in cash and cash equivalents	(31,610)	(5,288)
Cash and cash equivalents, beginning of period	31,610	28,441
Cash and cash equivalents, end of period	$—	23,153

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$35,770	42,010
Supplemental disclosure of noncash investing activities:
Decrease in accounts payable and accrued liabilities for additions to property and equipment	$10,020	12,691

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the three months ended March 31, 2017 and 2018:

	Three Months Ended March 31,		Amount of Increase	Percent
(in thousands)	2017	2018	(Decrease)	Change
Operating revenues and other:
Natural gas sales	$466,664	$497,663	$30,999	7%
NGLs sales	194,652	234,170	39,518	20%
Oil sales	26,960	30,273	3,313	12%
Commodity derivative gains	438,775	22,437	(416,338)	(95)%
Gathering, compression, water handling and treatment	2,604	4,935	2,331	90%
Marketing	65,924	144,389	78,465	119%
Marketing derivative gains	—	94,234	110,042	*
Total operating revenues and other	1,195,579	1,028,101	(151,670)	(14)%
Operating expenses:
Lease operating	15,551	26,722	11,171	72%
Gathering, compression, processing, and transportation	266,829	291,938	25,109	9%
Production and ad valorem taxes	24,793	25,823	1,030	4%
Marketing	89,993	195,739	105,746	118%
Exploration	2,107	1,885	(222)	(11)%
Impairment of unproved properties	26,899	50,536	23,637	88%
Depletion, depreciation, and amortization	202,729	228,244	25,515	13%
Accretion of asset retirement obligations	637	690	53	8%
General and administrative (before equity-based compensation)	39,195	38,874	(321)	(1)%
Equity-based compensation	25,503	21,156	(4,347)	(17)%
Total operating expenses	694,236	881,607	187,371	27%
Operating income (loss)	501,343	146,494	(339,041)	(68)%

Other earnings (expenses):
Equity in earnings of unconsolidated affiliate	2,231	7,862	5,631	252%
Interest expense	(66,670)	(64,426)	2,244	(3)%
Total other expenses	(64,439)	(56,564)	7,875	(12)%
Income (loss) before income taxes	436,904	89,930	(331,166)	(76)%
Income tax (expense) benefit	(131,346)	(9,120)	122,226	(93)%
Net income (loss) and comprehensive income (loss) including noncontrolling interest	305,558	80,810	(208,940)	(68)%
Net income and comprehensive income attributable to noncontrolling interest	37,162	65,977	28,815	78%
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$268,396	$14,833	$(237,755)	(89)%

Adjusted EBITDAX (1)	$365,292	$550,802	$185,510	51%

Production data:
Natural gas (Bcf)	139	158	19	14%
C2 Ethane (MBbl)	2,310	3,029	719	31%
C3+ NGLs (MBbl)	5,968	5,693	(275)	(5)%
Oil (MBbl)	643	530	(113)	(18)%
Combined (Bcfe)	193	214	21	11%
Daily combined production (MMcfe/d)	2,144	2,376	232	11%
Average prices before effects of derivative settlements:
Natural gas (per Mcf)	$3.35	$3.14	$(0.21)	(6)%
C2 Ethane (per Bbl)	$8.00	$8.94	$0.94	12%
C3+ NGLs (per Bbl)	$29.52	$36.38	$6.86	23%
Oil (per Bbl)	$41.96	$57.14	$15.18	36%
Combined (per Mcfe)	$3.57	$3.56	$(0.01)	—%
Average realized prices after effects of derivative settlements:
Natural gas (per Mcf)	$3.89	$3.85	$(0.04)	(1)%
C2 Ethane (per Bbl)	$8.73	$8.94	$0.21	2%
C3+ NGLs (per Bbl)	$24.01	$35.17	$11.16	46%
Oil (per Bbl)	$43.17	$51.12	$7.95	18%
Combined (per Mcfe)	$3.80	$4.04	$0.24	6%
Average Costs (per Mcfe):
Lease operating	$0.08	$0.12	$0.04	50%
Gathering, compression, processing, and transportation	$1.38	$1.37	$(0.01)	(1)%
Production and ad valorem taxes	$0.13	$0.12	$(0.01)	(8)%
Marketing expense (gain), net	$0.12	$(0.27)	$(0.39)	*
Depletion, depreciation, amortization, and accretion	$1.05	$1.07	$0.02	2%
General and administrative (before equity-based compensation)	$0.20	$0.18	$(0.02)	(10)%

(1)    Please see “Non-GAAP Financial Measures” for a description of Adjusted EBITDAX

*Not meaningful or applicable